                                                                     Exhibit 6.1

EPS Calculation

The following schedule summarizes the information used to compute earnings per common share:

                                                                            Years ended December 31,
                                                             -----------------------------------------------------
                                                                 2001                  2000               1999
                                                             ------------           -----------        -----------
         Weighted average number of common
           shares used to compute basic net
           income per common share                            142,962,000           142,040,000        140,317,000
         Dilutive effect of stock options                       2,093,000             3,031,000          1,869,000
                                                              -----------           -----------        -----------
         Weighted average number of common
           shares used to compute diluted net
           income per common share                            145,055,000           145,071,000        142,186,000
                                                              ===========           ===========        ===========